           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Filed by the registrant    X
                                 ---


       Filed by a party other than the registrant
       Check the appropriate line:                 ---

        X     Preliminary proxy statement
       ---

              Definitive proxy statement
       ---

              Definitive additional materials
       ---

              Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
       ---

                                  Staples, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                  Staples, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate line):

        X     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
       ---    14a-6(j)(2).

              $500 per each party to the controversy pursuant to Exchange Act
       ---    Rule 14a-6(i)(3).

              Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       ---    0-11.

              (1) Title of each class of securities to which transaction applies:

              (2)  Aggregate number of securities to which transaction applies:

              ---------------------------------------------------

              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

              ---------------------------------------------------

              (4)  Proposed maximum aggregate value of transaction:

              ---------------------------------------------------


              Check if any part of the fee is offset as provided by Exchange Act
       --- Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

       (1)    Amount previously paid:

       (2)    Form schedule or registration statement no.:


       -------------------------------------------------------------------------

       (3)    Filing party:


       -------------------------------------------------------------------------

       (4)    Date filed:


       -------------------------------------------------------------------------

                                                                PRELIMINARY COPY




                                  STAPLES, INC.
                               ONE RESEARCH DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                            ON THURSDAY, MAY 23, 1996

        The Annual Meeting of Stockholders of Staples, Inc. will be held at the Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts, on Thursday, May 23, 1996 at 9:00 a.m., local time, to consider and act upon the following matters:

(1) To elect four Class 2 Directors to serve for a three-year term expiring at the 1999 Annual Meeting of Stockholders.

(2) To approve an amendment to Staples' Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock.

(3)     To approve certain amendments to Staples' 1994 Employee Stock Purchase
        Plan.

(4) To ratify the selection of Ernst & Young, LLP as Staples' independent auditors for the current fiscal year.

(5) To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 3, 1996 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books will remain open.

                                        By Order of the Board of Directors,


                                        Peter M. Schwarzenbach,
                                        Secretary

Westborough, Massachusetts
April [15], 1996

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                                                PRELIMINARY COPY

                                  STAPLES, INC.
                               ONE RESEARCH DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                 ON MAY 23, 1996

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Staples, Inc. for use at the Annual Meeting of Stockholders to be held on May 23, 1996 and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary or by voting in person at the Annual Meeting.

        At the close of business on April 3, 1996, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote ____________ shares of Common Stock (constituting all of the voting stock of Staples). Holders of Common Stock are entitled to one vote per share. All references in this Proxy Statement to historical transactions in Common Stock reflect the three-for-two stock splits effected in the form of 50% stock dividends distributed on December 13, 1993, October 28, 1994, July 24, 1995, and March 25, 1996.

        Staples' Annual Report for the fiscal year ended February 3, 1996 was mailed to stockholders, along with these proxy materials, on or about April 15, 1996.


                                 VOTES REQUIRED

        The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date is required for the approval of the proposed amendment to Staples' Restated Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for approval of the amendments to Staples' 1994 Employee Stock Purchase Plan and the ratification of the selection of Ernst & Young as the Company's independent auditors for the current fiscal year.

        The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting for election of Directors, the amendments to the 1994 Employee Stock Purchase Plan or the ratification of the selection

                                                                PRELIMINARY COPY


 of Ernst & Young as Staples' independent auditors, but will have the same effect as a vote against the proposed amendment to Staples' Restated Certificate of Incorporation.

                              ELECTION OF DIRECTORS

        Staples' Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). The persons named in the enclosed proxy will vote to elect Mary Elizabeth Burton, Rowland T. Moriarty, W. Mitt Romney and Martin E. Hanaka as Class 2 Directors for a term expiring at the 1999 Annual Meeting, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Ms. Burton and Messrs. Moriarty and Romney are currently Class 2 Directors of Staples. Mr. Hanaka, Staples' President and Chief Operating Officer, is also being nominated to serve as a Class 2 Director. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

                        PROPOSAL TO APPROVE THE AMENDMENT
                  TO THE RESTATED CERTIFICATE OF INCORPORATION

        On February 27, 1996, the Board of Directors voted to recommend to the stockholders that Staples' Restated Certificate of Incorporation be amended in order to increase the number of authorized shares of Common Stock to 500,000,000 shares. The Board of Directors believes the approval of this amendment to the Restated Certificate of Incorporation is in the best interests of Staples and its stockholders and recommends a vote in favor of this proposal.

        The authorized Common Stock of Staples currently consists of 200,000,000 shares, of which [___] shares were outstanding as of April 3, 1996. An additional [_______] shares were reserved for issuance pursuant to Staples' stock option, employee stock purchase and 401(k) plans (excluding additional shares that would be reserved for issuance pursuant to the 1994 Employee Stock Purchase Plan if amended as described below). An additional 13,636,364 shares were reserved for issuance upon conversion of Staples' outstanding 4 1/2% Convertible Subordinated Debentures due October 1, 2000 (the "Debentures"). The Board of Directors believes that the authorization of additional shares of Common Stock is desirable to provide Staples with flexibility in connection with possible future stock splits, equity financings, joint ventures, acquisitions and other general corporate purposes and necessary to effect the amendments to the 1994 Employee Stock Purchase Plan described below. This amendment may also have the effect of discouraging an attempt to obtain control of Staples by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. If this amendment is approved, the Board of Directors will have additional shares of Common Stock available to effect a sale of shares (either in public or private transactions, mergers, consolidations or similar transactions) which would increase the number of outstanding shares and would thereby dilute the interest of current stockholders and/or a party attempting to obtain control of Staples. While Staples anticipates that it may issue a significant number of shares of Common Stock within the next several years in connection with one or more of the foregoing transactions, it has no existing understanding or agreement for the issuance of any shares of Common Stock (other than the shares currently reserved for issuance, as described above, and the shares to be reserved for issuance in connection with the amendment to the 1994 Employee Stock Purchase Plan described below.)

        If this amendment is approved by the stockholders, the Board of Directors will have authority to issue shares of Common Stock without the necessity of further stockholder action. Holders of the Common Stock have no preemptive rights with respect to any shares which may be issued in the future.

                                                                PRELIMINARY COPY

     PROPOSAL TO APPROVE AMENDMENTS TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN

        In 1994, the Board of Directors adopted and Staples' stockholders approved the 1994 Employee Stock Purchase Plan (the "Purchase Plan"), which succeeded and replaced Staples' 1991 Employee Stock Purchase Plan. The Purchase Plan, as originally adopted, covered 1,687,500 shares of Common Stock, and encompassed four semi-annual six-month offering periods, the last of which was scheduled to expire on October 31, 1996. On February 27, 1996, the Board of Directors amended the Purchase Plan, subject to stockholder approval of the amendments to the Purchase Plan and the foregoing amendment to Staples' Restated Certificate of Incorporation to (1) increase the number of shares of Common Stock covered by the Purchase Plan to 3,937,500 and (2) increase the number of six-month offerings under the Purchase Plan to eight, the last of which would expire on October 31, 1998. The Board of Directors believes the 1994 Purchase Plan, as amended, is in the best interests of Staples and its stockholders, and recommends a vote in favor of this proposal.

SUMMARY OF THE PLAN

        The following summary describes the Purchase Plan as amended to date by the Board of Directors. This summary is qualified in all respects by reference to the full text of the Purchase Plan, a copy of which is available upon request from the Secretary of Staples.

        The purpose of the Purchase Plan is to provide an incentive to Staples employees to acquire and own equity in Staples, and to help attract and retain competent personnel by allowing Staples employees an opportunity to acquire Common Stock on favorable terms. The Purchase Plan consists of eight six-month offerings. The number of shares available in each offering is 492,187 shares, plus any shares which were made available but not purchased during prior offerings. Offering periods under the Purchase Plan commence on each May 1 and November 1, with the first offering having commenced on November 1, 1994 and terminated on April 30, 1995, and the final offering commencing on May 1, 1998 and terminating on October 31, 1998.

        With certain exceptions, all full-time employees, including officers, who have been employed by Staples or one of its participating subsidiaries for at least three months, and all part-time employees who have been employed by Staples or one of its participating subsidiaries for at least five months, and who ordinarily work more than 20 hours per week and more than five months per year, are eligible to participate in the Purchase Plan. As of March 31, 1996, approximately 12,300 employees were eligible to participate.

        The price at which the employee may purchase the stock is 85% of the last reported sale price of the Common Stock on the Nasdaq National Market on the day the offering commences or on the day that the offering terminates, whichever is lower. An employee may elect to have up to 10% of his or her base pay withheld for the purpose of purchasing stock under the Purchase Plan. On the date an offering commences, each participating employee is deemed to be granted an option to purchase up to the number of shares determined by dividing 10% of such employee's annualized base pay by 85% of the fair market value of the Common Stock on the date the offering commences and multiplying such quotient by
1.25. Unless the participant elects to withdraw from the offering, each participant who continues to be employed on the date such offering terminates is deemed to have exercised the option and purchased on such date such number of shares (subject to the maximum number covered by the option) as may be purchased with the amount of his or her payroll deductions at the offering price. If employees subscribe to purchase more than the number of shares of Common Stock available during any offering, the available shares are allocated on a pro rata basis to subscribing employees.

        In the offering that terminated on April 30, 1995, the Company issued a total of 293,953 shares of Common Stock to 3,181 participating employees for a purchase price of $8.59 per share, including 1,599 shares to Mr. Stemberg, 0 shares to Mr. Hanaka, 1,590 shares to Mr. Bingleman, 1,639 shares to Mr. Wilson, 1,163 shares to Mr. Sargent, 616 shares to Mr. Vassalluzzo, and 9,288 shares to all current

                                                                PRELIMINARY COPY


executive officers as a group. In the offering that terminated on October 31, 1995, the Company issued a total of 346,197 shares of Common Stock to 3,774 participating employees for a purchase price of $9.00 per share, including 1,180 shares to Mr. Stemberg, 1,249 shares to Mr. Hanaka, 1,180 shares to Mr. Bingleman, 1,180 shares to Mr. Wilson, 1,294 shares to Mr. Sargent, 648 shares to Mr. Vassalluzzo, and 9,114 shares to all current executive officers as a group. Non-employee Directors are not eligible to participate in the Purchase Plan. On [March 31], 1996, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $_____ per share.

        The Purchase Plan is administered by the Compensation Committee of the Board of Directors, which is authorized to make rules and regulations for the administration and interpretation of the Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

        The Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Code, which provides that the employee does not have to pay federal income tax with respect to shares purchased under the Purchase Plan until he or she sells such shares. At the time of such sale, the employee is required to pay federal income tax on the difference, if any, between the price at which he or she sold the shares and the price he or she paid for them.

        If the employee has owned the shares for more than one year and disposes of them at least two years after the day the offering commenced, he or she will be taxed as follows: If the sale price of the shares is less than the price paid for the shares under the Purchase Plan, the employee will have a long-term capital loss equal to the price paid over the sale price. If the sale price is higher than the price paid under the Purchase Plan, the employee will have to recognize ordinary income in an amount equal to the lesser of (a) the market price of the shares on the date the offering commenced over the price paid or
(b) the excess of the sale price over the price paid. Any additional gain is treated as long-term capital gain.

        If the employee sells the shares before he or she has owned them for more than one year or before the expiration of a two-year period commencing on the day the offering commenced, the employee will have to recognize ordinary income on the amount of the difference between the purchase price and the fair market value of the shares on the date of purchase, and Staples will receive an expense deduction for the same amount. The employee will recognize a capital gain or loss for the difference between the sale price and the fair market value on the date of purchase.

        Except as provided above, Staples will generally not be entitled to a tax deduction upon the purchase or sale of shares under the Purchase Plan.


                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Ernst & Young, LLP as Staples' independent auditors for the current fiscal year. Ernst & Young has served as Staples' independent auditors since Staples' inception. Although stockholder approval of the Board of Directors' selection of Ernst & Young is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

        Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                                                PRELIMINARY COPY

                                  OTHER MATTERS

        The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

        All costs of solicitation of proxies will be borne by Staples. In addition to solicitations by mail, Staples' Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Staples will reimburse them for their out-of-pocket expenses in this connection.

        Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by Staples at its principal office in Westborough, Massachusetts not later than December 16, 1996 for inclusion in the proxy statement for that meeting.

        THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                PRELIMINARY COPY


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth the beneficial ownership of Staples'
Common Stock as of March 15, 1996 (i) by each person who is known by Staples to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each Director, (iii) by each of the Senior Executives named in the Summary
Compensation Table set forth under the caption "Executive Compensation" below, and (iv) by all current Directors and executive officers as a group:

                                                                NUMBER OF
                                                                  SHARES             PERCENTAGE OF
                                                               BENEFICIALLY            OUTSTANDING
BENEFICIAL OWNER                                                 OWNED (1)          COMMON STOCK (2)
----------------                                               ------------         ----------------
5% Stockholders
---------------

FMR Corp. (3)                                                   13,251,636               8.33%
82 Devonshire Street
Boston, MA  02109

Chancellor Capital Management, Inc. (4)                          8,116,200               5.10%
Chancellor Capital Trust Company
1166 Avenue of the Americas
New York, New York  10036

Directors
---------
Thomas G. Stemberg (5)                                           3,167,147               1.96%
Martin Trust (6)                                                 2,058,358               1.29%
Leo Kahn (7)                                                       819,025                 *
Robert C. Nakasone                                                 294,766                 *
David G. Lubrano (8)                                               336,481                 *
Rowland T. Moriarty (9)                                            253,641                 *
W. Mitt Romney (10)                                                147,004                 *
Paul F. Walsh                                                      113,763                 *
Mary Elizabeth Burton                                               32,943                 *
W. Lawrence Heisey                                                  11,155                 *
James L. Moody, Jr.                                                 10,125                 *

Other Senior Executives
-----------------------
Martin E. Hanaka                                                     1,249                 *
John C. Bingleman                                                   63,520                 *
John B. Wilson                                                     251,593                 *
Ronald L. Sargent                                                  262,836                 *
Joseph S. Vassalluzzo                                              454,872                 *
All Current Directors and Executive Officers as a Group         10,717,289               6.57%
(21 persons)

-----------------

* Less than 1%

 (1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Each of the following persons is deemed to beneficially own shares issuable upon the exercise of stock options that are exercisable within 60 days after March 15, 1996 ("Presently Exercisable Options"): Mr. Stemberg 2,050,314 shares; Mr. Trust 49,216 shares; Mr. Kahn 68,200 shares; Mr. Nakasone 68,200 shares; Mr. Lubrano 68,200 shares; Mr. Moriarty 68,200 shares; Mr. Romney 65,388 shares; Mr. Walsh 106,170 shares; Ms. Burton 32,943 shares; Mr. Heisey 6,093 shares; Mr. Moody 0 shares; Mr. Hanaka 0 shares; Mr. Bingleman 56,250 shares; Mr. Wilson 249,867 shares; Mr. Sargent 255,228, and Mr. Vassalluzzo 448,612 shares; all Directors and executive officers as a group 4,181,357 shares.

                                                                PRELIMINARY COPY


  (2) Number of shares deemed outstanding includes 159,008,276 shares outstanding as of March 15, 1996, any shares subject to Presently Exercisable Options held by the person or entity in question, and any shares issuable upon conversion of the Debentures held by the person or entity in question.

  (3) Based on a Schedule 13G filed with the Securities and Exchange Commission on January 10, 1996.

  (4) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 1, 1996.

  (5) Includes 217,180 shares owned by the Thomas G. Stemberg Family Trust, 555,043 shares owned by the Thomas G. Stemberg 1995 Trust, and 2,530 shares owned by Mr. Stemberg's wife.

  (6) Includes 1,950,931 shares owned by Trust Investments, Inc., with which Mr. Trust is affiliated. Mr. Trust has shared investment and voting control of these shares. Also includes 7,593 shares held by Mr. Trust's wife.

  (7)   Includes 90,000 shares owned by Mr. Kahn's wife.

  (8) Includes 30,637 shares held by the Jean Lubrano Trust, of which Mr. Lubrano is a trustee, 22,250 shares owned by a trust for benefit of Mr. Lubrano's children, and 9,600 shares owned by a trust for the benefit of Mr. Lubrano's grandchildren.

  (9) Includes 28,021 shares held by trusts for the benefit of Mr. Moriarty's children and 21,429 shares owned by Cubex Corporation, of which Mr.
        Moriarty is Chairman and Chief Executive Officer.   Mr. Moriarty is not
        a trustee of the trusts for the benefit of his children.

 (10) Includes 63,279 shares subject to Presently Exercisable Options granted to Bain & Co., Inc., of which Mr. Romney is a director.


                   DIRECTORS AND EXECUTIVE OFFICERS OF STAPLES

        Set forth below are the names and certain information with respect to each Director and executive officer of Staples, including the four nominees for election as Class 2 Directors.

Class 2 Directors holding office for term expiring at the 1996 Annual Meeting:

        MARY ELIZABETH BURTON*, age 44, has been a Director since June 1993. Ms. Burton has served as Chief Executive Officer at BB Capital, Inc., an investment company, since June 1994. From June 1992 to June of 1994, she was Chairman and Chief Executive Officer of Supertans, Inc., a chain of tanning salons. From June 1991 to June 1992, she was Chairman and Chief Executive Officer of Postal Instant Press, a chain of business printers, and from September 1987 to June 1991, Ms. Burton was Chairman and Chief Executive Officer of Supercuts, Inc., a chain of haircare salons. She is a Director of Gantos, Inc.

        DAVID G. LUBRANO, age 65, has been a Director since February 1987. Mr. Lubrano has been a private investor and business consultant since January 1990.

        ROWLAND T. MORIARTY*, age 49, has been a Director since March 1986. Mr. Moriarty has been Chairman and Chief Executive Officer of Cubex Corporation, a consulting company, since September 1992. He was a professor at Harvard Business School from September 1982 to September 1992. Mr. Moriarty is a Director of Capital American Financial Corporation.

        W. MITT ROMNEY*, age 49, has been a Director since January 1986. Since May 1992, Mr. Romney has been the Chief Executive Officer of Bain Capital, Inc., a firm which manages certain venture capital funds. Mr. Romney has been a general partner and the managing partner of Bain Capital Partners, and of Bain Venture Capital, both general partners of venture capital limited partnerships, since September 1984 and October 1987, respectively. Mr. Romney served as Chief Executive Officer of Bain & Company, Inc., a management consulting firm, from 1991 to 1993, and now serves as a director of such firm. Mr. Romney is a Director of Marriott International, Inc., The Sports Authority, Inc., and Neostar Retail Group, Inc.

--------
*Candidate for election as Class 2 director for term expiring at 1999 Annual Meeting.

                                                                PRELIMINARY COPY

Class 3 Directors holding office for term expiring at the 1997 Annual Meeting:

        LEO KAHN, age 79, is a co-founder of Staples and has been a Director since January 1986. Mr. Kahn has been a partner in United Properties Group, a real estate partnership, since April 1985. Mr. Kahn is a Director of Cambridge Sound Works.

        ROBERT C. NAKASONE, age 48, has been a Director since January 1986. Mr. Nakasone has served as President and Chief Operating Officer of Toys "R" Us, Inc., a retail store chain, since January 1994. From January 1989 to January 1994, Mr. Nakasone served as Vice Chairman and President of Worldwide Toy Stores of Toys "R" Us. Mr. Nakasone is a Director of Toys "R" Us.

        THOMAS G. STEMBERG, age 47, is a co-founder of Staples and has been a Director since January 1986. Mr. Stemberg has served as Staples' Chairman of the Board of Directors and Chief Executive Officer since February 1988. Mr. Stemberg is a Director of PETsMART, Inc.

Class 1 Directors holding office for term expiring at the 1998 Annual Meeting:

        W. LAWRENCE HEISEY, age 65, has been a Director since November 1994. Mr. Heisey has served as Chairman Emeritus of Harlequin Enterprises Limited of Toronto, Canada since May 1990 and was a Director of The Business Depot, Ltd. prior to its acquisition by Staples in August 1994.

        JAMES L. MOODY, JR., age 64, has been a Director since September 1995. Mr. Moody has served as Chairman of the Board of Hannaford Bros. Co., a food retailer, since May 1992. From May 1984 to May 1992, Mr. Moody was the Chairman and Chief Executive Officer of Hannaford Bros. Mr. Moody is a Director of UNUM Corporation, IDEXX Laboratories, Inc. and Penobscot Shoe Co. Mr. Moody is also a Trustee of the Colonial Group mutual funds.

        MARTIN TRUST, age 61, has been a Director since June 1987. Mr. Trust has served as President and Chief Executive Officer of Mast Industries, Inc., a contract manufacturer, importer and wholesaler of women's apparel, and wholly-owned subsidiary of The Limited, Inc., since 1970. Mr. Trust is a Director of The Limited, Inc.

        PAUL F. WALSH, age 45, has been a Director since December 1990. Mr. Walsh has served as President and Chief Executive Officer of Wright Express Corporation, an information and financial services company, since February 1995. From January 1990 to February 1995, Mr. Walsh was Chairman of BancOne Investor Services Corporation, a financial services company.

Executive Officers

        In addition to Mr. Stemberg, the following are the executive officers of
Staples:

        MARTIN E. HANAKA*, age 46, has served as President and Chief Operating Officer since August 1994. From October 1992 to August 1994, he was President and Chief Operating Officer and Executive Vice President of Lechmere, Inc. Prior to joining Lechmere, Inc., he was with Sears Roebuck & Co. where, commencing 1990, he served in various capacities, including Vice President-Brand Central, Region Manager - Mid-South and General Manager-Sears Travel.

        JOHN C. BINGLEMAN, age 53, has served as President-North American Superstores since August 1994. He was President of The Business Depot, Ltd. from its founding in 1991 until its acquisition by Staples in August 1994.

--------
*Candidate for election as Class 2 director for term expiring at 1999 Annual Meeting.

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        HENRY P. EPSTEIN, age 60, has served as Vice President - Contract
Development & Operations since April 1994. Mr. Epstein was the Chairman of Spectrum Office Products Inc. from April 1970 until its acquisition by Staples in March 1994.

        JAMES E. FLAVIN, age 52, has served as Senior Vice President - Finance and Corporate Controller since in February 1995. Prior to joining Staples, Mr. Flavin was with Filene's in various capacities, most recently as Senior Vice President Finance & MIS of the Filene's Division of May Department Stores Co.

        RICHARD GENTRY, age 46, has served as Executive Vice President - Merchandising since February 1996. Prior to joining Staples, Mr. Gentry was with Lechmere, Inc. where he served as Executive Vice President Merchandising from 1993 to 1995 and Senior Vice President Merchandising from 1990 to 1993.

        TODD J. KRASNOW, age 38, has served as Executive Vice President - Sales & Marketing since April 1994. Previously, he served as Senior Vice President - Sales & Marketing from November 1993 until April 1994, and from May 1992 until November 1993, he served as Senior Vice President - Joint Ventures. Prior to holding that position, Mr. Krasnow was Vice President - Marketing & Systems, California Operations from April 1990 until May 1992.

        RONALD L. SARGENT, age 40, has served as President - Staples Contract & Commercial since June 1994. From September 1991 until June 1994 he served as Vice President - Staples Direct and Executive Vice President - Contract & Commercial. Mr. Sargent joined Staples in March 1989 and served as Regional Vice President - Operations until June 1990. From June 1990 to September 1991, he served as Vice President - Administration, Research and Properties of Staples.

        EVAN P. STERN, age 54, has served as President of Staples National Advantage since July 1995. From November 1994 to July 1995, he was President of National Office Supply Company, Inc. which became a subsidiary of Staples in February 1994. Prior to that, he served as President and Chief Operating Officer of National Office Supply Company, Inc.

        JOSEPH S. VASSALLUZZO, age 48, has served as Executive Vice President - Global Growth & Development since November 1993. Mr. Vassalluzzo joined Staples in September 1989 and served as Executive Vice President - Growth & Development until April 1993. From April 1993 until November 1993, he served as Executive Vice President - Growth and Support Services.

        JOHN B. WILSON, age 36, has served as Executive Vice President - Finance & Strategy and Chief Financial Officer since November 1992. He was Senior Vice President, Corporate Planning of NWA, Inc., the parent company of Northwest Airlines, Inc., from October 1990 to October 1992. Prior to that Mr. Wilson served as Vice President of Bain & Company, Inc.

        Staples' Chairman of the Board of Directors is elected by the Board of Directors for a one-year term and serves at the discretion of the Board. All other executive officers of Staples are appointed by the Board of Directors and serve at the Board's discretion. No family relationships exist between any of the executive officers or Directors of Staples.

BOARD AND COMMITTEE MEETINGS

        The Audit Committee of the Board of Directors provides the opportunity for direct contact between Staples' independent auditors and the Board. The Audit Committee reviews the auditors' performance in the annual audit and in assignments unrelated to the audit, reviews auditors' fees, discusses Staples' internal accounting control policies and procedures and considers and recommends the selection of Staples' independent auditors. The Audit Committee met four times during the fiscal year ended February 3, 1996. The current Audit Committee members are Messrs. Walsh (Chairman), Lubrano and Moody and Ms. Burton.

                                                                PRELIMINARY COPY

        The Compensation Committee of the Board of Directors sets the compensation levels of executive officers (subject to review by the Board of Directors), provides recommendations to the Board regarding compensation programs, administers Staples' stock option, stock purchase and other employee benefit plans and authorizes option grants under the 1987 and 1992 stock option plans. The Compensation Committee met four times during the fiscal year ended February 3, 1996. The current members of the Compensation Committee are Messrs. Nakasone (Chairman), Kahn, and Heisey. Mr. Heisey joined the Compensation Committee in June 1996. Messrs. Lubrano and Trust were members of the Compensation Committee until June 1996.

        The Nominating Committee of the Board of Directors provides recommendations to the Board regarding nominees for Director. The Nominating Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for Director should submit recommendations to the Secretary who will forward them to the Nominating Committee for consideration. The Nominating Committee met three times during the fiscal year ended February 3, 1996. The current members of the Nominating Committee are Messrs. Moriarty (Chairman), Romney and Trust.

        The Board of Directors met five times during the fiscal year ended February 3, 1996. Each incumbent Director attended at least 75% of the aggregate number of Board meetings and meetings of committees on which he or she then served.

DIRECTOR COMPENSATION

        Each non-employee Director receives a fee of $1,000 for each Board of Directors meeting attended and $300 for each Committee meeting attended. All Directors are reimbursed for certain company-related travel expenses.

        The 1990 Director Stock Option Plan of Staples (the "Director Plan") provides for the annual grant of an option to purchase 5,000 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of grant, to each non-employee Director who attends during a fiscal year at least 75% of the total number of Board of Directors meetings held while he or she was a Director (excluding meetings held by telephone conference on less than seven days notice) and meetings of committees of the Board of Directors on which he or she then served during the fiscal year. The Director Plan provides for a pro rata reduction in the number of shares subject to the option granted to a Director for the fiscal year in which he or she was initially elected to the Board based on the number of Board meetings held during the fiscal year prior to his or her election to the Board. With respect to the fiscal year ended February 3, 1996, on February 27, 1996 each of Ms. Burton and Messrs. Heisey, Kahn, Lubrano, Moriarty, Nakasone, Trust and Walsh, was granted an option to purchase 7,500 shares of Common Stock, and Mr. Moody was granted an option to purchase 3,000 shares of Common Stock, each at an exercise price of $17.58 per share.

        In addition, the Director Plan provides for the grant to each non-employee Director, upon his or her initial election as a Director, of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. On September 15, 1995, Mr. Moody was granted an option to purchase 15,000 shares of Common Stock at an exercise price of $18.59 per share.

        All stock options granted under the Director Plan become exercisable on a cumulative basis in four equal annual installments, commencing on the first anniversary of the date of grant. In the event of a "Change in Control" of Staples (as defined in the Director Plan), all options outstanding under the Director Plan automatically become exercisable in full, unless the Board of Directors expressly determines that the "Change in Control" provisions of the Director Plan should not be triggered. An optionee generally may exercise an option granted under the Director Plan, to the extent exercisable, only while he or she is a

                                                                PRELIMINARY COPY

Director of Staples and for up to six months thereafter. Unexercised options expire ten years after the date of grant.

EXECUTIVE COMPENSATION


Summary Compensation

        The following table sets forth certain information concerning the compensation for each of the last three fiscal years of Staples' Chief Executive
Officer and certain of Staples' other most highly compensated executive officers during the fiscal year ended February 3, 1996 (the "Senior Executives").

                                      SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                 ANNUAL COMPENSATION (1)      ------------
                                                 -----------------------         AWARDS
                                                                              ------------
            NAME AND               FISCAL                                                            ALL OTHER
       PRINCIPAL POSITION           YEAR        SALARY          BONUS (2)        OPTIONS         COMPENSATION (3)
       ------------------           ----        ------          ---------        -------         ----------------

Thomas G. Stemberg                 1995       $422,916        $280,730           213,750             $   --
   Chairman and CEO                1994        349,167         300,888           480,937                1,324
                                   1993        296,000            --             405,000               19,922

Martin E. Hanaka                   1995        372,916         198,162           150,000                 --
   President and COO               1994        163,333 (4)     241,175 (4)       365,622                 --
                                   1993           --              --                --                   --

John C. Bingleman                  1995        327,892 (5)     120,015           103,500               20,905 (6)
   President - North American      1994         99,191         144,846           300,375                 --
   Superstores                     1993             --            --                --                   --

 John B. Wilson                    1995        333,333         162,273            58,500                 --
   Exec. V.P. -   Finance &        1994        282,083         192,053           131,625               76,682 (8)
   Strategy and CFO                1993        250,000         125,000 (7)       303,750              113,325 (8)

Ronald L. Sargent                  1995        241,250         183,597            74,250                 --
   President - Staples             1994        184,583         161,582           168,750                 --
   Contract and Commercial         1993        124,167            --             111,375                 --

Joseph S. Vassalluzzo              1995        283,333          77,352            37,500                 --
   Exec. V.P. - Global             1994        247,083         186,849            84,375                1,086
   Growth & Development            1993        209,792            --             303,750               12,308


(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Senior Executive.

(2) Except as noted below, represents amounts paid under Staples' executive bonus plan for the relevant fiscal year.

(3) Except as noted below, represents the full dollar amount of insurance premiums paid by Staples with respect to life insurance for the benefit of the Senior Executive.

(4) Mr. Hanaka joined Staples in August 1994. Bonus payment for 1994 was calculated based on the full year results, and Mr. Hanaka's annualized salary of $350,000 pursuant to his offer of employment.

(5) Includes payments of $25,530 paid to Mr. Bingleman by Staples' Canadian subsidiary, The Business Depot, Ltd.

(6)  Includes $20,905 for reimbursement of relocation expenses.

                                                                PRELIMINARY COPY

(7) Mr. Wilson joined Staples in November, 1992. Payment reflects a guaranteed minimum bonus payment for the first full year of employment pursuant to Mr. Wilson's offer of employment.

(8) Includes $76,030 and $102,810 for reimbursement of relocation expenses in fiscal 1994 and 1993, respectively.



Option Grants

        The following table sets forth certain information concerning grants of stock options during the fiscal year ended February 3, 1996 to each of the Senior Executives.

                                   OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                                          -----------------
                                         PERCENT OF
                                           TOTAL                                       POTENTIAL REALIZABLE VALUE AT
                            NUMBER        OPTIONS                                      ASSUMED ANNUAL RATE OF STOCK
                              OF        GRANTED TO       EXERCISE                  PRICE APPRECIATION FOR OPTION TERM (3)
                            OPTIONS      EMPLOYEES       PRICE PER    EXPIRATION   --------------------------------------
          NAME            GRANTED(1)   IN FISCAL YEAR    SHARE (2)       DATE          0%           5%            10%
          ----            ----------   --------------    ---------    ----------       --           --            ---

Thomas G. Stemberg         213,750         6.00%          $18.67       9/14/05         $0      $2,509,425      $6,361,200

Martin E. Hanaka           150,000         4.21%          $18.67       9/14/05         $0      $1,761,000      $4,464,000

John C. Bingleman          103,500         2.91%          $18.67       9/14/05         $0      $1,215,090      $3,080,160

John B. Wilson              58,500         1.64%          $18.67       9/14/05         $0      $  686,790      $1,740,960

Ronald L. Sargent           15,750         0.44%          $12.05       4/03/05         $0      $  119,385      $  302,400
                            58,500         1.64%          $18.67       9/14/05         $0      $  686,790      $1,740,960

Joseph S. Vassalluzzo       37,500         1.05%          $18.67       9/14/05         $0      $  440,250      $1,116,000

--------------
(1)  Each of the options granted becomes exercisable in full on the third anniversary of the date of grant, provided that the optionee continues to be employed by Staples on such date.  The exercisability of the options is accelerated under certain circumstances.  See "Employment Contracts, Termination of Employment and Change-in-Control Agreements with Senior
     Executives."

(2)  The exercise price is equal to the fair market value per share of Common Stock on the date of grant.

(3)  In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment through the option period, and the date on which the options are exercised.


Option Exercises and Holdings

        The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended February 3, 1996 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on February 3, 1996.

                                                                PRELIMINARY COPY

                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                   FISCAL YEAR-END OPTION VALUES


                           NO. OF SHARES                      NO. OF SHARES OF COMMON
                             OF COMMON                           STOCK UNDERLYING            VALUE OF UNEXERCISED
                               STOCK                           UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                             ACQUIRED           VALUE             FISCAL YEAR END             FISCAL YEAR END (2)
           NAME             ON EXERCISE      REALIZED (1)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
           ----            -------------     ------------    -------------------------     -------------------------

Thomas G. Stemberg                  0          $      0           2,050,314/1,403,437        $22,005,351/$11,433,121

Martin E. Hanaka                    0          $      0                   0/  515,622        $         0/$ 3,188,508

John C. Bingleman                   0          $      0              56,250/  347,625        $   506,250/$ 2,094,747

John B. Wilson                 71,851          $512,718             383,773/  443,250        $ 4,011,555/$ 3,855,373

Ronald L. Sargent              54,000          $547,537             234,135/  290,253        $ 2,825,784/$ 2,108,780

Joseph S. Vassalluzzo               0          $      0             508,612/  286,407        $ 6,548,240/$ 2,564,537

-----------------

(1)   Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2)   Based on the fair market value of the Common Stock on February 2, 1996 ($17.00 per share), less the option exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS WITH SENIOR EXECUTIVES

        In May 1995, Staples entered into Severance Benefit Agreements (the "Severance Agreements") with each of its executive officers, including the Senior Executives, which superseded the employment agreements and employee retention agreements previously in place with certain Senior Executives. Under the Severance Agreements, which expire May 31, 2000, the Senior Executives would be entitled to continuation of salary and other benefits for (i) 18 months in the case of Messrs. Stemberg and Hanaka, and (ii) 12 months in the case of Messrs. Bingleman, Wilson, Sargent and Vassalluzzo, following termination of employment by Staples without cause (or "constructive discharge" as provided in the Severance Agreements). Each Senior Executive would receive such benefits for an additional period of 6 months if such termination occurred within two years following a "change in control" of Staples (as defined in the Severance Agreements). A change in control of Staples also results in an acceleration of the exercisability of options held by Senior Executives pursuant to the terms of such options.

        Pursuant to offers of employment, the exercisability of certain options to purchase shares granted to Mr. Hanaka on August 15, 1994 and Mr. Bingleman on June 30, 1994 accelerates if such Senior Executive's employment is terminated without cause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. Kahn and Nakasone, non-employee Directors of Staples, served on the Compensation Committee for the entire fiscal year ended February 3, 1996. Messrs. Lubrano and Trust, non-employee Directors, served on the Compensation Committee until June 30, 1995 at which time Mr. Heisey, also a non-employee Director, was appointed to the Compensation Committee.

        Staples leases its Tysons Corner, Virginia store from Toys "R" Us. Mr. Nakasone is President and Chief Operating Officer of Toys "R" Us. Under the terms of the lease, which commenced on February 1, 1988, Staples was required to pay Toys "R" Us annual rent in the amount of $374,000 for

                                                                PRELIMINARY COPY

each of the first five years of the lease term and is required to pay the amount of $430,100 for each of the succeeding five years. The term of the lease is ten years and Staples may renew the lease for an additional 10-year period at an increased rent. Staples also leases a site located in Cedar Rapids, Iowa from Toys "R" Us, Inc. The store is scheduled for an August 1996 opening. The initial term of this lease is 15 years. Rent for the first five years of the initial term will be $185,600 annually, rent for the second five years of the initial term will be $213,400 annually, and rent for the last five years of the initial term will be $245,456 annually. In addition, in fiscal 1995 Staples purchased assignments of leases for stores in Escondido, California and West Valley, Utah from Kids "R" Us, a subsidiary of Toys "R" Us, for $525,717 and $970,000, respectively.

        Mr. Kahn is a Trustee of Atlas-Danvers Realty Trust. In 1991, Staples entered into a lease with Atlas-Danvers Realty Trust for space in Danvers, Massachusetts for an initial term of 15 years at a base annual rent of $211,137. In addition, Mr. Kahn is a partner in United Properties Group. In 1990, Staples entered into a lease with United Properties Group for space in Seekonk, Massachusetts for a term of ten years at an initial base annual rent of $154,000 for the first five years and $171,000 thereafter.


CERTAIN TRANSACTIONS

        In connection with Staples' acquisition of the stock of National Office Supply Company, Inc. ("NOS"), Staples acquired leases in Chicago, Illinois and Hackensack, New Jersey between NOS and certain partnerships of which Evan Stern is a partner. Annual rental payments in 1995 were $532,432 and $680,000, respectively. In addition, through Staples' acquisition of Spectrum Office Products Inc. ("Spectrum"), Staples acquired a lease of its facility in Rochester, New York with a partnership of which Henry Epstein is partner. Rental payments in fiscal 1995 amounted to $564,498. As a result of such acquisition, Staples also holds the mortgage note of such partnership on the property pursuant to which the partnership paid Staples $80,987 in 1995. Each of the above transactions was entered into prior to the acquisition of such companies by Staples.

        Staples entered into a Consulting Services Compensation Agreement dated December 1, 1995 with Cubex Corporation ("Cubex") of which Mr. Moriarty is Chairman and Chief Executive Officer, pursuant to which Cubex will perform consulting services for Staples relating to development of certain new business ventures. In consideration for these services, Cubex was awarded 21,429 shares of Common Stock. All or part of such shares are subject to forfeiture by Cubex if certain benchmarks are not achieved in the development of such projects prior to June 2000. Cash consideration in the amount of $122,000 is also payable to Cubex in the event performance objectives are met prior to June 2000.

        See "Compensation Committee Interlocks and Insider Participation" above for information relating to certain transactions between Staples and entities in which either Mr. Kahn, Mr. Moriarty or Mr. Nakasone, Directors of Staples, have an interest.

        Staples has a policy that transactions and loans, if any, between Staples and its officers, Directors and affiliates will be on terms no less favorable to Staples than could be obtained from unrelated third parties and will be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors. In addition, this policy mandates that Staples may make loans to such officers, Directors and affiliates for bona fide business purposes only. In accordance with Staples' policy, each of the above transactions was approved by both the Board of Directors and the disinterested members of the Board of Directors. Staples believes that the terms of the above arrangements are no less favorable than could be obtained from unrelated third parties.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Staples' executive compensation program is administered by the Compensation Committee composed of the non-employee Directors listed below. Staples' executive compensation program is

                                                                PRELIMINARY COPY

designed to retain and reward executives who are responsible for leading Staples in achieving its business objectives. All decisions by the Compensation Committee relating to the compensation of Staples' executive officers are reviewed by the full Board. This report is submitted by the Compensation Committee and addresses Staples' compensation policies for the fiscal year ended February 3, 1996 ("fiscal 1995") as they affected the Chief Executive Officer and the other executive officers of Staples.

Compensation Philosophy

        The objectives of the executive compensation program are to (i) align compensation with business objectives, individual performance and the interests of Staples' stockholders, (ii) motivate and reward high levels of performance,
(iii) recognize and reward the achievement of Company and/or business unit goals, and (iv) enable Staples to attract, retain and reward executive officers who contribute to the long-term success of Staples.

        In furtherance of these objectives, the Committee's executive compensation philosophy is that a significant portion of executive compensation should be tied to the performance of Staples. The base salaries paid to executives are targeted by the Committee to fall below the median of the base salary believed to be paid to comparable executives of comparable companies. Staples seeks, however, to provide its executives with opportunities for compensation substantially higher than base salary through performance-based bonuses and stock options. The Committee believes that bonus awards tied to achievement of pre-approved earnings, sales and customer service goals serve as an influential motivator to its executives and help to align the executives' interests with those of the stockholders of Staples. The Committee also believes that a substantial portion of the compensation of Staples' executives should be linked through Staples' stock option program to the success of Staples' stock in the marketplace. Stock options further align the interests of management and stockholders and assist in the retention of valued executives.

        During fiscal 1994 and 1995, Staples engaged the international compensation and human resources consulting firm, The Wyatt Company ("Wyatt"), to review Staples' compensation program, compare it to other relevant companies, and make recommendations consistent with Staples' objectives and philosophy. In compiling the comparative information, Wyatt utilized public and proprietary information regarding executive compensation for retail companies and companies in other markets believed by Wyatt to be relevant to Staples. Certain of these companies are included in the Standard and Poor's Retail Composite Index contained in the stock performance graph on page 17.

Implementation of Compensation Program

        Based on the information in the Wyatt study and consistent with Staples' objectives and philosophy, the Committee targeted total annual compensation -- consisting of the three principal elements of salary, cash bonus and stock options -- to fall above total annual compensation for similar positions in the group of companies used in the Wyatt study.

- SALARIES: The Compensation Committee targeted base annual salary for executives to be slightly below the average of annual base salary for comparable positions in the Wyatt study group.

- BONUS: Each of Staples' executives, including the Senior Executives, was eligible to participate in Staples' executive bonus plan in fiscal 1995 (the "Bonus Plan"). The Bonus Plan provided for the payment of a range of cash bonuses based on "stretch" objectives relating to annual earnings before taxes, sales, and customer service goals, with equal weight given to earnings and the aggregate of sales plus customer service. Bonuses for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer were based on company-wide earnings, sales, and customer service goals, while objectives for certain other executives also contained goals for the particular business unit over

                                                                PRELIMINARY COPY

    which such executive exercised responsibility. The Bonus Plan also contained a component providing for an increase or decrease in the bonus based on certain earnings per share goals.

    The earnings, sales, and customer service goals for the Bonus Plan were determined by the Committee and approved by the Board of Directors at the beginning of fiscal 1995. In each case, these bonus goals represented "stretch" objectives, requiring performance in excess of amounts set for budget purposes to achieve target bonus payouts. The Committee established target bonus payouts for executives in an attempt to bring the cash portion of total annual compensation (base salary plus target bonus) to approximately the median of the cash compensation paid to the Wyatt comparison group.

    For fiscal 1995, Staples surpassed its earnings, sales and customer service budget amounts. For purposes of the Bonus Plan, earnings and earnings per share "stretch" objectives were exceeded on a company-wide basis. Attainment of other "stretch" bonus goals varied among business units. Bonuses paid to Senior Executives ranged from 54% to 136% of targeted payouts, which included a 9% increase in earned bonus due to exceeding earnings per share bonus goals.

- STOCK OPTIONS: In addition to base salary and bonus, Staples' executives are also granted annually performance-based long-term incentives represented by stock options, which have been valued by Wyatt using a modified Black-Scholes methodology. The exercise price of all options granted is the fair market value of the Common Stock on the date of grant. The options granted under the option program since September 1, 1994 vest in full on the third anniversary of the date of grant to further encourage retention and promote identity of interest with Staples' stockholders. Certain executives were granted additional options as an inducement to join Staples or in recognition of promotions or special achievement.

        Mr. Stemberg, Staples' Chief Executive Officer, is eligible to participate in the same executive compensation program available to Staples executives, and his total annual compensation, including compensation derived from Staples' bonus program and stock option program, was set by the Committee in accordance with the same criteria. Mr. Stemberg's annual salary was increased in fiscal 1995 from $400,000 to $425,000 which was below the minimum amount of the base salary range recommended by Wyatt for Staples' Chief Executive Officer position and at the low end of the range of the Wyatt comparison group. Under the Bonus Plan, Mr. Stemberg was paid a bonus of $280,730, placing his total cash compensation below the median of the Wyatt Comparison group. In fiscal 1995, the Committee granted Mr. Stemberg an option to purchase 213,750 shares of Common Stock. This grant was valued and based on the same factors the Committee considered in fixing the size of other executive stock option grants. Using the Wyatt valuation for options, total annual compensation to Mr. Stemberg in fiscal 1995 placed him above the median of the Wyatt comparison group.

Tax Considerations

        Under the Internal Revenue Code of 1986, as amended, certain executive compensation in excess of $1 million paid to a public company's five most highly-paid executives is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by the stockholders. Although the Committee believes that the ability to claim such tax deductions is of value to Staples, it has decided not to submit its bonus plan for fiscal 1996 for stockholder approval at this time because the Committee has determined that cash compensation to any executive is

                                                                PRELIMINARY COPY

unlikely to exceed $1 million for fiscal 1996. However, Staples' stock option plans are structured so that options granted to its executives comply with the performance-based requirements of the tax law.

    COMPENSATION COMMITTEE:    Robert C. Nakasone, Chairman
                               W. Lawrence Heisey
                               Leo Kahn
                               David G. Lubrano, Member during part of 1995
                               Martin Trust, Member during part of 1995


STOCK PERFORMANCE GRAPH

        The following graph compares the cumulative total stockholder return on the Common Stock of Staples between January 26, 1991 and February 3, 1996 (the end of fiscal 1995) with the cumulative total return of (i) Standard & Poor's
500 Composite Index and (ii) the Standard & Poor's Retail Store Composite Index.
This graph assumes the investment of $100.00 on January 26, 1991 in Staples'
Common Stock, the Standard & Poor's 500 Composite Index and the Standard &
Poor's Retail Store Composite Index, and assumes dividends are reinvested.
Measurement points are February 1, 1992, January 30, 1993, January 29, 1994,
January 28, 1995 and February 3, 1996 (Staples' last five fiscal year ends).

                                 [GRAPH]


                         TOTAL RETURN TO SHAREHOLDERS
                             DIVIDENDS REINVESTED

                                   26-Jan-91      1-Feb-92       30-Jan-93       29-Jan-94      28-Jan-95        3-Feb-96
                                   ---------      --------       ---------       ---------      ---------        --------
     SPLS                            100.00        282.79          324.93          348.07         460.53          726.41
     S & P Retail Composite          100.00        147.16          172.54          160.55         148.82          159.08
     S & P 500                       100.00        121.64          130.56          142.44         139.97          189.20


                                STAPLES, INC.

   PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 1996

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


       The undersigned, revoking all prior proxies, hereby appoint(s) Thomas G. Stemberg, John B. Wilson and Peter M. Schwarzenbach, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Staples, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts, on Thursday, May 23, 1996 at 9:00 a.m., local time, and at any adjournment thereof.

       IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

       This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.


                                                                    -----------
     CONTINUED AND TO BE SIGNED ON REVERSE SIDE                     SEE REVERSE
                                                                        SIDE
                                                                    -----------

       Please mark
/ X /  votes as in
       this example



1. To elect Mary Elizabeth Burton, Rowland T. Moriarty, W. Mitt Romney and Martin E. Hanaka as Class 2 Directors (except as marked below).

              FOR                 WITHHELD
             /   /                 /   /


/   /   ---------------------------------------
        For all nominees except as noted above

2. To approve an amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock.

   FOR                 AGAINST                ABSTAIN
  /   /                 /   /                  /   /




3.     To approve amendments to the Company's 1994 Employee Stock Purchase
Plan.

   FOR                 AGAINST                ABSTAIN
  /   /                 /   /                  /   /




4. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the current year.

   FOR                 AGAINST                ABSTAIN
  /   /                 /   /                  /   /

       MARK HERE                        MARK HERE
/   /  IF YOU PLAN              /   /   FOR ADDRESS
       TO ATTEND                        CHANGE AND
       THE MEETING                      NOTE AT LEFT



Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.

Signature:_________________________             Date________________________

Signature:_________________________             Date________________________